For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Third Quarter and First Nine Months of Fiscal 2010

Greenwich, Connecticut, September 8, 2010 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its third quarter and nine months financial results for the period ended July 31, 2010.

Diluted Funds from Operations (FFO) for the quarter ended July 31, 2010 was $8,496,000 or $0.34 per Class A Common share and $0.31 per Common share, compared to $7,442,000 or $0.30 per Class A Common share and $0.27 per Common share in last year’s third quarter.  For the first nine months of fiscal 2010, diluted FFO amounted to $21,974,000 or $0.88 per Class A Common share and $0.80 per Common share compared to $23,150,000 or $0.94 per Class A Common share and $0.85 per Common share in the same period of fiscal 2009.

Net income applicable to Class A Common and Common stockholders was $4,519,000 or $0.18 per diluted Class A Common share and $0.16 per diluted Common share in the third quarter of fiscal 2010 compared to $3,779,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share in the same quarter last year.  Net income applicable to Class A Common and Common stockholders for the first nine months of fiscal 2010 was $10,545,000 or $0.42 per diluted Class A Common share and $0.38 per diluted Common share compared to $11,492,000 or $0.47 per diluted Class A Common share and $0.42 per diluted Common share for the same period last year.

Net income for the nine month period ended July 31, 2010 includes a loss on property held for sale in the amount of $300,000.  In addition, net income and FFO for the nine month and three month periods ended July 31, 2010 includes a charge of $249,000 and $93,000, respectively, related to property acquisition costs incurred in fiscal 2010.  Previous to fiscal 2010 these costs were not expensed under generally accepted accounting principles.  FFO and net income for the nine month and three month periods ended July 31, 2010 also includes $586,000 in lease termination income related to a settlement with Bed Bath and Beyond, which vacated space at the Company’s Staples Plaza property ($516,000) and the settlement of a lease guarantee obligation with another tenant that vacated the Company’s Rockledge property ($70,000) in a prior period, which space has been re-leased.

FFO and net income for the nine month period ended July 31, 2009 included dividend income and a gain on sale of marketable securities in the combined amount of $600,000.

At July 31, 2010, the percentage of the consolidated core properties gross leasable area that was leased amounted to 93.1%, an increase of 1.1% from the beginning of fiscal 2010 and a decrease of 1.4% from the beginning of fiscal 2009.  The Company has three equity investments in unconsolidated joint ventures (440,000 SF), at July 31, 2010 those properties were 91.4% leased.

The decrease in space leased at July 31, 2010 from the beginning of 2009 was mainly the result of vacancies that occurred in the first quarter of fiscal 2009 that remain vacant at July 31, 2010, due primarily to the bankruptcy filings of Linens and Things (two spaces or 63,000 sf) and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf) upon the expiration of its lease in January 2009.  The Company has re-leased one of the Linens and Things spaces and the Fortunoff space.  In addition, the company has signed a new lease with a high-end spa operator for the space vacated by Borders Books for which the tenant is in the process of obtaining municipal approvals.  Rent on this space is expected to commence in 2011 after a 12 month construction period.  The Company does not expect to accrue revenue from the Linens and Things space until the latter part of fiscal 2010 or the early part of fiscal 2011.  The Company has been encouraged by the success it has had in leasing space that became vacant in 2009, including new leases with Buffalo Wild Wings (8,000 sf), Chuck E Cheese (15,000 sf), Marshall’s Shoes (11,000 sf), AutoZone (7,000 sf), Okinawa Japanese Steak House (6,000 sf) and Birchtree Learning Center (14,000 sf) at an average base rent of $20.15 sf per annum.

Rental revenues, which consist of base rent and reimbursements from tenants for operating and property tax expenses, decreased in the nine month period ended July 31, 2010 by a net $100,000 when compared to the corresponding period in fiscal 2009. The net decrease was attributable to a decrease in the amount the Company could bill its tenants for common area maintenance and real estate tax expenses as a result of vacancies in the portfolio, offset by increased rental income on leasing activity detailed above and the effect the two property acquisitions in 2010 had on rental revenue.

The net rental revenue increase for the three month period ended July 31, 2010 of $905,000 was attributable to increased rental income on the new leasing activity described above, normal base rental rate increases and the effect the two property acquisitions in 2010 had on rental revenue in the third quarter.  This was offset by a decrease in the amount the Company could bill its tenants for common area maintenance and real estate tax expenses for the three months as a result of vacancies in the portfolio in 2010 when compared with the same period of 2009.  With the new leasing, these results are beginning to improve.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “Although a weak economy and cautious and struggling retailers continue to stress our portfolio we believe we have passed the low point in the cycle and things are improving.  The percentage of our core portfolio that is leased rose 1.1% from the beginning of fiscal 2010 to 93.1% at July 31, 2010; however, much of this improvement will not be reflected in our financial results until the latter part of 2010 and 2011 as it will take time for municipal approvals to be obtained and for tenants to build out their spaces before they can open and commence paying rent.  In April and May, 2010 we closed on the purchase of three grocery anchored properties in our core market.  We purchased a 231,000 sf Stop & Shop and Wal-Mart anchored center in New Milford, CT, a 28,000 sf mixed use property anchored by Mrs. Green’s Natural Market in Katonah, NY, and a 66.7% interest in a 193,000 sf Hannaford Brothers Supermarket anchored center in Carmel, NY.  We also bought an equity interest in another 247,000 sf Shop Rite anchored shopping center on Central Avenue in Scarsdale, NY.  These are all quality properties located within our target market that were acquired in off-market transactions.  We are working on several additional acquisitions and are fortunate to have the resources and balance sheet strength to buy the quality properties that we seek at this point in the real estate cycle.  Our disciplined acquisition program has worked well.”

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in fifty (50) properties containing 4.6 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
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(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three and Nine Months Ended 2010 results
(UNAUDITED)
 (in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Revenues
Base rents	$47,327	$46,055	$16,136	$15,081
Recoveries from tenants	14,967	16,339	5,003	5,153
Lease termination income	633	77	586	37
Other income	604	572	88	214
Total Revenues	63,531	63,043	21,813	20,485

Expenses
Property operating	10,372	10,524	3,054	3,015
Property taxes	10,070	9,899	3,423	3,313
Depreciation and amortization	11,022	11,704	3,845	3,678
General and administrative	5,249	4,915	1,722	1,622
Acquisition costs	249	-	93	-
Directors' fees and expenses	244	229	70	63
Total Operating Expenses	37,206	37,271	12,207	11,691

Operating Income	26,325	25,772	9,606	8,794
Non-Operating Income (Expense):
Interest expense	(5,607)	(4,754)	(1,985)	(1,651)
Gain on sale of marketable securities	-	381	-	-
Equity in net income from unconsolidated joint venture	75	-	46	-
Other Expense	(395)	-	54	-
Interest, dividends and other investment income	197	256	147	23

Net Income	20,595	21,655	7,868	7,166

Noncontrolling interests:
Net income attributable to noncontrolling interests	(230)	(343)	(76)	(114)
Net income attributable to Urstadt Biddle Properties Inc.	20,365	21,312	7,792	7,052
Preferred stock dividends	(9,820)	(9,820)	(3,273)	(3,273)

Net Income Applicable to Common and Class A Common Stockholders	$10,545	$11,492	$4,519	$3,779

Diluted Earnings Per Share:
Common	$0.38	$0.42	$0.16	$0.14
Class A Common	$0.42	$0.47	$0.18	$0.15

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,642	7,339	7,746	7,428
Class A Common and Class A Common Equivalent	18,096	18,007	18,140	18,031

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine Months and Three Months Ended July 31, 2010 and 2009
 (In thousands, except per share data)

Reconciliation of Net Income Available to Common Stockholders
to Funds from Operations (amounts in thousands, except per share data)

	Nine Months Ended July 31,		Three Months Ended July 31,
	2010	2009	2010	2009
Net Income Applicable to Common and Class A Common Stockholders	$10,545	$11,492	$4,519	$3,779

Real property depreciation	8,667	8,608	2,990	2,871
Amortization of tenant improvements and allowances	1,939	2,504	695	648
Amortization of deferred leasing costs	381	546	150	144
Depreciation and amortization on unconsolidated joint ventures	142	-	142	-
Loss on assets held for sale	300	-	-	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$21,974	$23,150	$8,496	$7,442

Per Share:
Funds from Operations (Diluted):
Common	$0.80	$0.85	$0.31	$0.27
Class A Common	$0.88	$0.94	$0.34	$0.30

Balance Sheet Highlights
(in thousands)
	July 31,	October 31,
	2010	2009
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$600,637	$565,672

Investments in and advances to unconsolidated joint ventures	$24,788	$723

Total Assets	$548,926	$504,539

Liabilities
Revolving credit lines	$43,950	$-

Mortgage notes payable	$118,792	$116,417

Total liabilities	$176,928	$127,496

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$8,239	$7,259

Total Stockholders’ Equity	$267,556	$273,581